EXHIBIT 12.1

COMPUTATION OF EARNINGS TO FIXED CHARGES

CSX CORPORATION
Ratio of Earnings to Fixed Charges
(Millions of Dollars)

					FOR THE FISCAL YEARS ENDED
	Nine Months Ended Sept. 27, 2002		Nine Months Ended Sept. 28, 2001		DEC. 28, 2001		DEC. 29, 2000		DEC. 31, 1999		DEC. 25, 1998		DEC. 26, 1997
Earnings:
Earnings Before Income Taxes	$512		$351		$448		$277		$104		$744		$1,159
Interest Expense	$338		$397		$518		$550		$528		$513		$458
Amortization of debt discount	$3		$—		$—		$1		$—		$1		$4
Interest Portion of Fixed Rent	$58		$67		$88		$109		$151		$183		$196
Undistributed earnings of unconsolidated subsidiaries	$(28)		$(13)		$(2)		$(18)		$(58)		$(238)		$(150)

Earnings, as Adjusted	$883		$802		$1,052		$919		$725		$1,203		$1,667

Fixed Charges:
Interest Expense	$338		$397		$518		$550		$528		$513		$458
Capitalized Interest	$2		$4		$7		$6		$8		$9		$3
Amortization of Debt Discount	$3		$—		$—		$1		$—		$1		$4
Interest Portion of Fixed Rent	$58		$67		$88		$109		$151		$183		$196

Fixed Charges	$401		$468		$613		$666		$687		$706		$661

Ratio of Earnings to Fixed Charges	2.2	x	1.7	x	1.7	x	1.4	x	1.1	x	1.7	x	2.5	x